EXHIBIT 2.1

EQUITY INTEREST PURCHASE AGREEMENT

BETWEEN

GROVE, INC.,

a Nevada corporation

AND

GYPROCK HOLDINGS LLC, a Delaware limited liability company

MFA HOLDINGS CORP., a Florida corporation

and

SHERWOOD VENTURES, LLC, a Texas limited liability company

October 19, 2021

TABLE OF CONTENTS

§1. Definitions; Basic Transaction
(a)	Definitions
(b)	Basic Transaction
(c)	Closing
(d)	Deliverables at Closing
§2. Purchase Price
(a)	Purchase Price
§3. Representations and Warranties Concerning Transaction
(a)	Sellers’ Representations and Warranties
(b)	Buyer’s Representations and Warranties
§4. Representations and Warranties Concerning Target
(a)	Organization, Qualification, and Corporate Power
(b)	Capitalization
(c)	Non-contravention
(d)	Brokers’ Fees
(e)	Title to Assets
(f)	Subsidiaries
(g)	Financial Statements
(h)	Events Subsequent to Most Recent 2020 Fiscal Year End and Since Most Recent Fiscal Month End
(i)	Undisclosed Liabilities; Long Term Debt
(j)	Legal Compliance
(k)	Tax Matters
(l)	Real Property
(m)	Intellectual Property; Data Security
(n)	Tangible Assets
(o)	Inventory
(p)	Contracts
(q)	Notes and Accounts Receivable
(r)	Powers of Attorney
(s)	Insurance
(t)	Litigation
(u)	Product Liability
(v)	Key Employees
(w)	Employees
(x)	Employee Benefits
(y)	Guaranties
(z)	Environmental, Health, and Safety Matters
(aa)	Business Continuity
(bb)	Certain Business Relationships with Target
(cc)	Intentionally Omitted
(dd)	Customers and Suppliers
(ee)	Data Laws and Data Privacy
(ff)	Preferential Status
(gg)	IT Assets
(hh)	Disclosure
§4A. Representations and Warranties Concerning Grove Shares
(a)	Sellers’ Representations and Warranties Concerning Grove Shares
(b)	Buyer’s Representations and Warranties Concerning Grove Shares

§5. Certain Closing Covenants

(a)	Notices and Consents
(b)	Operation of Business
(c)	Leases
(d)	Tax Matters
(e)	NASDAQ Rules

§6. Post-Closing Covenants

(a)	General
(b)	Litigation Support
(c)	Transition
(d)	Confidentiality
(e)	Covenant Not to Compete
(f)	Filing of Reports
(g)	Intentionally Omitted
(h)	Restriction or Transfer of Grove Shares

§7. Deliveries at Closing

(a)	Closing Deliveries of Sellers
(b)	Closing Deliveries of Buyer

§8. Remedies for Breaches of This Agreement

(a)	Survival of Representations and Warranties
(b)	Indemnification Provisions for Buyer’s Benefit
(c)	Intentionally Omitted
(d)	Indemnification Provisions for Sellers’ Benefit
(e)	Indemnification Deductible Effect on ‘Materiality’ Qualifiers
(f)	Matters Involving Third-Parties
(g)	Determination of Adverse Consequences
(h)	Exclusive Remedy

§8A. Special Indemnities

§9. Tax Matters

(a)	Tax Indemnification
(b)	Straddle Period
(c)	Responsibility for Filing Tax Returns
(d)	Refunds and Tax Benefits
(e)	Cooperation on Tax Matters
(f)	Intentionally Omitted
(g)	Certain Taxes and Fees

§10. Intentionally Omitted

§11. Miscellaneous

(a)	Nature of Sellers’ Obligations
(b)	Press Releases and Public Announcements
(c)	No Third-Party Beneficiaries
(d)	Entire Agreement
(e)	Succession and Assignment
(f)	Counterparts
(g)	Headings
(h)	Notices
(i)	Governing Law, Jurisdiction, Venue and Service of Process
(j)	Amendments and Waivers
(k)	Severability
(l)	Expenses
(m)	Construction
(n)	Incorporation of Exhibits, Appendices, and Schedules
(o)	Governing Language

APPENDICES

Appendix I	Net Working Capital Adjustment
Appendix II	Revenue Earnout

EXHIBITS

Exhibit A	Definitions
Exhibit B	Purchase Price Allocation Schedule
Exhibit C	Earnout Allocation Schedule
Exhibit D	Financial Statements
Exhibit E	Sellers’ Release
Exhibit F	Sellers’ Non-Competition Agreement
Exhibit G	Target’s and Sellers’ Counsel Opinion Letter

SCHEDULES

9(f)	Purchase Price Allocation

SELLERS’ DISCLOSURE SCHEDULES

Disclosure Schedule	3(a)	Sellers’ Section 3 Representations and Warranties
	4(a)	Organization, Qualification, and Corporate Power
	4(b)	Capitalization
	4(c)	Non-Contravention
	4(e)	Title to Assets
	4(h)	Events Subsequent to Most Recent 2020 Fiscal Year End and Since Most Recent Fiscal Month End
	4(h)(i)(M)	Loans to Shareholder(s)
	4(h)(ii)	Written Approval(s) by Buyer for Events Outside “Ordinary Course of Business”
	4(i)	Undisclosed Liabilities; Long Term Debt
	4(j)(i)	Legal Compliance
	4(k)(ii)	Tax Liability
	4(k)(iii)	Tax Returns
	4(l)(i)	Owned Real Property Transferred to Sellers Prior to Closing
	4(l)(ii)	Leases and Leased Real Property
	4(m)(iii)	Patents, Registration, Trademark, Intellectual Property
	4(m)(iv)	Third Party Intellectual Property
	4(m)(ix)	IP Contracts
	4(p)	Contracts
	4(p)(v)	Confidentiality/Non-Competition Agreements
	4(p)(xvi)	Written Claims Under Warranties
	4 (s)	Insurance Policy
	4(t)	Litigation
	4(v)(i)(a)	Key Employees
	4(v)(i)(b)	Key Employees That Meet Certain Criteria
	4(v)(ii)	Intellectual Property/Copyright License Rights
	4(v)(iii)	Franchise, Commission, Agency, Representation Agreements
	4(w)	Employees
	4(x)	Employee Benefit Plans
	4(x)(vi)	Nonqualified Employee Benefits
	4(x)(viii)	Health Insurance Plans and Policies
	4(bb)	Sellers’ Business Relationships with Target
	4(dd)	Target’s Largest Customers and Suppliers
	4(ee)	Data Privacy and Security Policy

BUYER’S DISCLOSURE SCHEDULES

Disclosure Schedule	3(b)	Buyer’s Section 3 Representations and Warranties
	4A(b)	Buyer’s Representations and Warranties Concerning Grove Shares

EQUITY INTEREST PURCHASE AGREEMENT

This Equity Interest Purchase Agreement (this “Agreement”) is entered into as of October 19, 2021, by and among GROVE, INC., a Nevada corporation, or its designee (“Buyer” or “Grove”), and Gyprock Holdings LLC, a Delaware limited liability company; MFA Holdings Corp., a Florida corporation; and Sherwood Ventures LLC, a Texas limited liability company (collectively called “Sellers,” and each individually called a “Seller” or “each Seller”). Rafael Pereira also joins in the capacity of “Seller Representative” and in that capacity agrees as set forth in this Agreement. Buyer and Sellers may be referred to collectively herein as the “Parties” or, individually, as a “Party.”

Sellers own all of the membership interest in Interactive Offers, LLC, a Delaware limited liability company (“Target”).

This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding membership interests of Target (“Target Equity Interests”) in return for a note payable, stock and certain other consideration as set forth below.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions; Basic Transaction.

(a) Definitions. For purposes of this Agreement, the terms and variations thereof set forth in Exhibit A to this Agreement shall have the meanings given to them in Exhibit A.

(b) Basic Transaction. In accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers (and each of the respective Sellers) agree to sell to Buyer, all of Sellers’ (and each Seller’s) Target Equity Interests free and clear of all Liens and any other interests or claims for the consideration specified below in §2.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the use of overnight deliveries or email delivered pdf or facsimile executed documents (as contemplated by §11(f) of this Agreement), unless the parties otherwise agree at the time of the mutual signing and delivery of this Agreement between the Sellers and the Buyer; provided the Sellers shall prior to the Closing duly execute and deliver assignment or transfer agreements, instruments or documents to transfer and convey the Target Equity Interests to Buyer (“Equity Interest Assignments”), to the Buyer’s counsel, to hold in trust pending Sellers’ authorization to disburse and deliver to Buyer for Closing (the “Closing Date”). The closing shall be on October 19, 2021 or such other date as Buyer and Sellers may mutually determine (the “Closing Date”).

(d) Deliverables at Closing. At the Closing, (i) Sellers will deliver to Buyer, in addition to the Equity Interest Assignments, the various certificates, instruments, and documents referred to in and in accordance with §7 below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in and in accordance with §7 below, (iii) Sellers will deliver to Buyer duly executed assignment and transfer documents for assignment of all of the Target Equity Interests to Buyer or Buyer’s designee, and (iv) Buyer will deliver to Sellers the consideration specified in §2 below that is to be delivered at Closing.

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§2. Purchase Price.

(a) Purchase Price. The aggregate “Purchase Price” for the Target Equity Interests shall be $6,100,000, minus the NWC Reduction Amount (if any) plus up to $600,000 of “earnouts” in each case in the form (Grove common stock or otherwise) and subject to the adjustment, conditions and provisions set forth in this §2 and is payable as set forth below. The Purchase Price shall be allocated between the Sellers as set forth on the “Purchase Price Allocation Schedule” attached hereto as Exhibit B.

(i) Closing Stock Payment to Sellers. At Closing, Buyer shall pay $4,000,000 in Grove, Inc. common stock shares with a par value $0.001 (“Grove Shares”), valued at $6.00 per Grove share (i.e., 666,667 Grove Shares), which shall be allocated between the Sellers in the amounts set forth on Exhibit B.

(ii) Closing Cash Payment. At Closing, Buyer shall pay $2,100,000 in immediately available U.S. funds to the Sellers pursuant to the wire transfer instructions set forth on Exhibit B (the “Closing Cash Payment to Seller”).

(iii) NWC Reduction Amount. The Sellers are responsible for paying to Buyer the amount by which the Net Working Capital is below $100,000, which shall first be effectuated as set forth below. The Net Working Capital shall be determined in accordance with Appendix I. The Purchase Price is reduced dollar for dollar for each dollar by which the Net Working Capital is below $100,000. The amount by which the Net Working Capital is less than $100,000 is the “NWC Reduction Amount.” For example, purposes only, if the Net Working Capital were a negative $10,000; then the Purchase Price would be reduced by $110,000. The reduction will be applied by Buyer to reduce the number of Grove Shares, and Sellers shall promptly return any part of the Purchase Price previously received to satisfy this obligation.

(iv) Earnout Payment. Up to an additional $600,000 of the Purchase Price (the “Earnout”) will subsequently be paid by Buyer to Sellers in accordance with and subject to the terms and conditions of Appendix II, in immediately available U.S. funds to the Seller pursuant to the wire transfer instructions set forth on Exhibit C.

§3. Representations and Warranties Concerning Transaction.

(a) Sellers’ Representations and Warranties. Sellers (and each Seller) represent and warrant to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement, except as set forth in the Sellers’ Disclosure Schedule attached hereto or executed and delivered separately in connection therewith (the “Sellers’ Disclosure Schedule” or “Sellers’ Disclosure Schedules”). The Sellers’ Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(i) Organization, Good Standing and Qualification of Sellers. Each of the Sellers is either a corporation or limited liability company, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Sellers is duly qualified to do business in all states where it is required to be so qualified and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Schedule 3(a)(i) hereof contains a true and accurate list of all jurisdictions in which Seller is qualified to do business as a foreign corporation.

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(ii) Authorization of Transaction. Each of Sellers has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and all closing documents to which such Seller is a party and to perform its obligations under this Agreement and those closing documents. Without limiting the generality of the foregoing, the board of directors Target as well as all of the Sellers have duly authorized the execution, delivery, and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Target and the Sellers, enforceable in accordance with its terms and conditions.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject; (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject; or (C) result in the imposition or creation of a Lien upon or with respect to Target Equity Interests.

(iv) Brokers’ Fees. No Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Target Equity Interests. Sellers hold of record and own beneficially one hundred percent (100%) of the outstanding Target Equity Interests (i.e., membership interest of the Target), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Sellers or Target to sell, transfer, or otherwise dispose of any equity interests of Target. No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests of Target. The Target Equity Interests represent all of the Sellers’ equity ownership interest in the Target (including any contingent interests).

(vi) Investment. Sellers (A) understand that the Grove Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) are acquiring the Grove Shares solely for his, her, or their own account for investment purposes, and not with a view to the distribution thereof, (C) are sophisticated investors with knowledge and experience in business and financial matters, (D) have received certain information concerning Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding their respective Grove Shares, (E) are able to bear the economic risk and lack of liquidity inherent in holding the Grove Shares, and (F) are Accredited Investors for the reasons set forth on Sellers’ Disclosure Schedules.

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(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement, except as set forth in the Buyer’s Disclosure Schedule attached hereto or initialed and delivered separately in connection herewith (the “Buyer’s Disclosure Schedule” or “Buyer’s Disclosure Schedules”). The Buyer’s Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. Buyer is not acquiring the Target Equity Interests with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

(vii) Sufficiency of Funds; Solvency. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including without limitation, the Earn-Out Payment) and consummate the transactions contemplated by this Agreement.

(viii) Legal Proceedings. There are no actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(ix) Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target, and acknowledges that to Buyer’s Knowledge it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target for such purpose.

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§4. Representations and Warranties Concerning Target. Sellers, and each Seller, represent and warrant to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement, except as set forth in the Sellers’ Disclosure Schedules related to this §4 delivered by Sellers to Buyer and initialed by the Parties. The Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are set forth in Sellers’ Disclosure Schedule 4(a). Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Sellers’ Disclosure Schedule 4(a) also lists the directors and officers of Target.

(b) Capitalization.

(i) Sellers’ Disclosure Schedule §4(b)(i) sets forth as of the date hereof, a complete list of the Target Equity Interests, including a true, correct and complete list of the record holders of the Target Equity Interests, listing for each Person: (1) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization; and (2) the percentage of the Target’s membership interests owned by such Person.

(ii) The Target Equity Interests so listed and described above represent all issued and outstanding equity interests of the Target. All of the issued and outstanding Target Equity Interests have been duly authorized and validly issued, and are fully paid and non-assessable. Immediately after the Closing, Buyer shall own all of the outstanding Target Equity Interests, free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. Other than the Target Equity Interests, there are no issued, reserved for issuance or outstanding (a) membership interests or other equity or voting interests in, the Target, (b) securities of the Target convertible into or exchangeable or exercisable for membership interests or other equity or voting interests in, the Target or containing any profit participation features, or (c) options, warrants, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire from the Target or other obligations of the Target to issue or allot, any membership interests or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for equity or voting interests in, the Target or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Target to repurchase, redeem or otherwise acquire or retire for value any Target Equity Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Target Equity Interests. There are no agreements with respect to the voting or transfer of the Target Equity Interests to which the Target, any Target Subsidiary or any Seller is a party. The Target has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any Target Equity Interests. Except as provided on Sellers’ Disclosure Schedule 4(b), the Target has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Target. No certificate or certificates have been issued representing any of the Target Equity Interests or any other equity interest in the Target.

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(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter, bylaws or resolutions of Target; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien, except as set forth in Sellers’ Disclosure Schedule 4(c). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except as set forth in Sellers’ Disclosure Schedule 4(c).

(d) Brokers’ Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Target has good and valid title to, or a valid leasehold interest in, the properties and all, of its assets, which assets are either shown either on the Most Recent Balance Sheet or are listed on Sellers’ Disclosure Schedule 4(e), free and clear of all Liens.

(f) Subsidiaries. Target does not own any Subsidiaries or Predecessor companies. Each of Seller’s Affiliates is listed on Sellers’ Disclosure Schedule 4(bb).

(g) Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the “Financial Statements”):

(i) audited consolidated balance sheets and statements of income, statements of members’ capital, and statements of cash flow as of and for the fiscal years ended 2018 and 2019, and December 31, 2020, (the “Most Recent Fiscal Year End”) for Target; and

(ii) unaudited consolidated balance sheets and statements of income, statements of members’ capital, and statements of cash flow (the “Most Recent Financial Statements”) as of and for the nine months ended September 30, 2021 (the “Most Recent Fiscal Month End”) for Target.

(h) Events Subsequent to Most Recent 2020 Fiscal Year End and Since Most Recent Fiscal Month End.

(i) Since the Most Recent Fiscal Year End there has not been any Material Adverse Effect to, or incurred or suffered by, Target, the Target Equity Interests or the Business. Without limiting the generality of the foregoing, and except as set forth on Sellers’ Disclosure Schedule 4(h), since that date:

(A) Target has not sold, leased, transferred, or assigned, or experienced damage to or loss of, any of Target’s assets, tangible or intangible;

(B) Target has not entered into any agreement, contract, lease, license or other obligation that obligates Target to pay Five Thousand Dollars ($5,000) or more;

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(C) no party (including Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Target is a party, or by which any of them is bound that would result in a Material Adverse Effect;

(D) neither Target, nor any third party, has imposed any Lien upon any of Target’s Assets, tangible or intangible, or the Target Equity Interests;

(E) Target has not made any capital expenditures;

(F) Target has not made any material capital investment in, or any loan to, any other Person;

(G) Target has not created, incurred, assumed, received any credit ‘advance’ from or incurred an increase in its liabilities to any creditor (long or short term) other than in the Ordinary Course of Business (including under any pre-existing credit, line or loan agreements with a bank or other lender), or guaranteed more than One Dollar ($1) in aggregate Indebtedness for borrowed money and capitalized lease obligations;

(H) Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(I) there has been no change made or authorized in the charter or bylaws of Target;

(J) neither any Seller nor Target has issued, sold, pledged, assigned or otherwise disposed of any Target Equity Interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the Target Equity Interests;

(K) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its membership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;

(L) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to the Target Assets or to its property;

(M) Target has not made, nor released, compromised or settled, any loan to any Seller or any of its directors, officers or managers, nor has it made any loans to or entered into any other transaction with any of its employees except as described on Sellers’ Disclosure Schedule 4(h)(i)(M);

(N) Target has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or entered into any collective bargaining relationship;

(O) Target has not granted any increase in the base compensation of any of its directors, officers, managers or employees;

(P) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(Q) Target has not made any other change in employment terms for any of its directors, officers, managers or employees;

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(R) Target has not implemented any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

(S) Target has not made, nor released, compromised or settled, any loans or advances of money;

(T) Target has not become subject to any judgments, orders, consent agreements, decrees or other legal requirements that may result in a Material Adverse Effect; and

(U) Target has not committed to do any of the foregoing acts.

(ii) Without prior specific written approval from Buyer (which approvals are listed and described on Sellers’ Disclosure Schedule 4(h)(ii)), Target has not acted outside of the Ordinary Course of Business (or committed to do so) since the Most Recent Fiscal Month End or within the last sixty (60) days immediately prior to Closing (whichever period begins on an earlier date), including (a) making cash withdrawals, cash expense payments, distributions payments, salary or bonus payments, (b) incurring or increasing any liabilities, and (c) assuming or increasing any indebtedness. As a matter of clarification, actions which are in the Ordinary Course of Business, including borrowing under a credit facility to finance working capital, consistent with Target’s historical practice, shall not be deemed a violation of this subsection (ii).

(i) Undisclosed Liabilities; Long Term Debt.

(i) Target has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a type that would be recorded on Target’s balance sheet if Target were using the accrual method of accounting in accordance with GAAP, except for: (i) liabilities included and described in the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business. Target has no unrecorded, undisclosed or contingent Indebtedness other than those set forth on Sellers’ Disclosure Schedule 4(i).

(ii) Target has no long term debt or liabilities, other than liabilities included and described in the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j) Legal Compliance.

(i) Target has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof) affecting Target or the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except as set forth in Sellers’ Disclosure Schedule 4(j)(i).

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(ii) The representatives of Target have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100) in the aggregate to any one individual in any year) to:

(A) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(B) any political party or official thereof;

(C) any candidate for political or political party office; or

(D) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party, official or political office.

(iii) Target has all Necessary Permits.

(k) Tax Matters.

(i) Target has filed all Federal Tax Returns and all other Tax Returns that it is required to file. All such Tax Returns are true and correct in all material respects. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid and Target has not deferred any Taxes. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder, or other Person, and Target has complied in all material respects with the related reporting requirements relating thereto, including properly completed and filed all required Forms W-2 and 1099.

(ii) Except as set forth on Sellers’ Disclosure Schedule 4(k)(ii), there is no dispute or claim concerning any Tax liability of Target either: (A) claimed or raised by any authority in writing; or (B) as to which Sellers or the directors and officers of Target have Knowledge based upon personal contact with or written notice from any agent of such authority.

(iii) Sellers’ Disclosure Schedule 4(k)(iii) lists all Federal, state, local, and non-U.S. Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2020, and indicates whether or not those Tax Returns that have been audited, and indicates whether or not those Tax Returns currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all Federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Target since December 31, 2020. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(iv) Target is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law). Target has not been a United States Real Property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Target is not a party to or bound by any tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated Federal Income Tax Return, and (B) has no liability for the Taxes of any Person (other than Target) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(v) The unpaid Taxes of Target: (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet; and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date.

(vi) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(C) installment sale or open transaction disposition made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(vii) Target’s Tax status was originally that of an S Corporation, but effective December 17, 2019, Target ceased to be an S Corporation and became a validly existing partnership for federal and state Tax purposes and Target will be a partnership up to and including the Closing Date.

(l) Real Property.

(i) Target does not own and has not in the past owned any Owned Real Property.

(ii) Sellers’ Disclosure Schedule 4(l)(ii) sets forth the Leases the Target it obligated to. Sellers have delivered to Buyer a true and complete copy of the Lease documents for that Leased Real Property. With respect to each Lease:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not under the terms of any such Lease require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

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(C) none of Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D) neither Target, nor any other party to the Lease is in breach of or default under such Lease, and, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) Target does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(H) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii) The Leased Real Property identified in Sellers’ Disclosure Schedule 4(l)(ii) comprises all of the real property used, or intended to be used, in the business of Target; and Target is not a party to any agreement or option to purchase any real property or interest therein.

(iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business of Target. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Target as currently conducted thereon.

(v) Target has made all rent and other payments required under the Lease and Target is not liable for paying the costs of any Improvements, repairs or betterments related to the Leased Real Property.

(m) Intellectual Property; Data Security.

(i) Target owns or has the right to access and use (pursuant to a valid and enforceable written license, sublicense, agreement, covenant not to sue, or permission set forth on Sellers’ Disclosure Schedule §4(m)(iii)) all Intellectual Property necessary or desirable for the operation of the business of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned, accessed, or used by Target immediately prior to the Closing will be owned or available for access and use by Target on identical terms and conditions immediately subsequent to the Closing. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that Target has, owns or uses.

(ii) Target, and its Business as presently conducted and as presently proposed to be conducted, have not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third-parties; there are no facts indicating a likelihood of the foregoing; and no Seller has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that Target must license or refrain from using any Intellectual Property rights of any third-party). To the Knowledge of Sellers, no third-party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Target.

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(iii) Sellers’ Disclosure Schedule 4(m)(iii) identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, covenant not to sue, or other permission that Target has granted to any third-party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). Sellers’ Disclosure Schedule 4(m)(iii) also identifies each (a) unregistered trademarks, service marks, logos, slogans, trade names, corporate names, or other source identifiers; (b) internet domain names (along with, in the case of each such Internet domain name, the registrar, registered holder, and administrative contact of record); (c) computer software items (other than commercially available off-the-shelf software purchased or licensed solely for internal use and not in connection with any product or service offered by the Target, for which the purchase or license fee for such computer software items was less than a total cost of $5,000 in the aggregate); (d) material databases and collections of data; (e) material unregistered copyrights; and (f) non-confidential descriptions of trade secrets and Confidential Information. With respect to each item of Intellectual Property required to be identified in Sellers’ Disclosure Schedule 4(m)(iii):

(A) Target possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers and the directors and officers of Target, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Target has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents or copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or Target, including without limitation, a failure by Sellers or Target to pay any required maintenance or renewal fees).

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(iv) Sellers’ Disclosure Schedule 4(m)(iv) identifies each item of Intellectual Property that any third-party owns and that Target uses pursuant to license, sublicense, agreement, covenant not to sue, or permission excluding off-the-shelf retail licensed software (e.g., Microsoft Windows or Microsoft Word) which has been and is being used in compliance with such retail license. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Sellers’ Disclosure Schedule 4(m)(iv):

(A) the license, sublicense, agreement, covenant not to sue, or permission is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, covenant not to sue, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, covenant not to sue, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying items of Intellectual Property are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, is threatened that challenges the legality, validity, or enforceability of the underlying items of Intellectual Property, and there are no grounds for the same; and

(H) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission.

(v) None of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of Target or to limit the business of Target as presently conducted or as presently proposed to be conducted.

(vi) Sellers have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of Target and will continue to maintain and protect all of the Intellectual Property of Target prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of any of Sellers, the owners of any of the Intellectual Property licensed to, or used by, Target have taken all necessary and desirable actions to maintain and protect the Intellectual Property. Without limiting the generality of any other representation or warranty herein, each current and former employee, officer, director, founder, shareholder, agent, representative, independent contractor, and consultant of Target (each, an “Employee”) has executed an agreement with Target pursuant to which the Employee (a) if not otherwise subject to an obligation of confidentiality to Target, agrees to protect the Confidential Information of Target, and (b) if such Employee is or was involved (either alone or jointly with others) in the authorship, conception, development, reduction to practice, modification, or improvement of Intellectual Property owned by, or used in the business of, Target, makes a present assignment to the Target of all right, title, and interest in and to all such Intellectual Property (to the extent consistent with applicable laws) without further consideration or any restrictions or obligations whatsoever.

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(vii) Sellers have complied with, and are presently in compliance with, all federal, state, local, and non-U.S. governmental laws, regulations, guidelines, and rules applicable to any Intellectual Property or to data privacy and security

(viii) The Target has taken commercially reasonable measures necessary to protect its trade secrets and proprietary information, its network and system security, and the trade secrets and proprietary or confidential personal information (including without limitation “PHI” as defined in HIPAA; collectively, “Third Party CI”) provided to the Target by any other person. Without limiting the generality of the foregoing, (a) the Target have, and enforce, a policy requiring each employee, consultant and independent contractor involved in the creation of Intellectual Property rights or technology for the Target or access to or handling of Third Party CI to (A) execute a proprietary information, confidentiality and invention assignment agreement, or (B) execute an agreement that includes provisions that assign any such Intellectual Property rights and technology to the Target, and protect the Target’s Confidential Information and Third Party CI, and (b) all current and former employees, consultants and independent contractors of the Target involved in the creation of such Intellectual Property rights or technology and Third Party CI has executed such or a substantially similar agreement.

(ix) Sellers’ Disclosure Schedule 4(m)(ix) lists all contracts (a) currently in effect as of the date of this Agreement or (b) containing any surviving technology licenses, or software-as-a-service, support maintenance, or hosting services to which the Target is bound as of the date of this Agreement, in each case pursuant to which Target: (A) has performed or agreed to perform services for any third party, or (B) provided access to, or provided, sold or distributed (or agreed to do any of the foregoing) with respect to, any Target Intellectual Property or technology. Sellers’ Disclosure Schedule 4(m)(ix) also lists all contracts between or among Target and any other Person with respect to Intellectual Property rights, technology, or related services (the contracts described in this §4(m)(ix) being the “IP Contracts”).

(x) All IP Contracts are in full force and effect. Target is not, nor, to the Knowledge of Target, is any other party to any IP Contract, in material breach of any IP Contract. The Closing of this Agreement, will not: (a) violate or result in the breach, modification, cancellation, termination, or suspension of any IP Contract; (b) result in the release of any source code, or other proprietary technology, of Target, or in the granting of any right or licenses to any Target Intellectual Property to any third party; (c) result in Buyer or any of its Affiliates being required to grant to any third party any rights to or under their Intellectual Property rights; or (d) subject the Buyer or any of its Affiliates to any non-compete or other material restriction on the operation or scope of their respective businesses. All IP Contracts shall survive the Closing in accordance with their terms and the Buyer will be permitted to exercise all of the Target’s rights under all IP Contracts that they had prior to the Closing.

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(xi) Target has not (a) granted, nor are any of them obligated to grant, access or rights to any of its source code in or for any Target Intellectual Property or technology (other than to the Target’s employees and contractors solely as necessary to internally support, maintain, and develop the Target Intellectual Property or technology), (b) rendered its source code subject to any open source license, (c) distributed any of the Target Intellectual Property or technology with open source materials or pursuant to the terms of an open source license, (d) licensed, distributed or used any technology in breach of the terms of any open source license, or (e) licensed or delivered, or has any obligation to license or deliver, any of its source code in any Target Intellectual Property or technology to any escrow agent for the storage and conditional release of any source code.

(n) Tangible Assets. The machinery, equipment, and other tangible assets that Target owns or leases are set forth on the Most Recent Balance Sheet, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(o) Inventory. Target does not sell any goods and does not maintain any inventory of goods to be sold.

(p) Contracts. Sellers’ Disclosure Schedule 4(p) lists the following contracts and other agreements, written or oral, to which Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of Five Thousand Dollars ($5,000) per annum;

(ii) (A) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of Five Thousand Dollars ($5,000), and also (B) of the above listed agreements, 4(p)(ii)(B) specifically identifies those (and only those) agreements which extend over a period of more than three (3) years or involve consideration in excess of Twenty Five Thousand Dollars ($25,000);

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation, in excess of One Dollar ($1) or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition; and the material terms of any restrictions on the Target in such agreement are summarized in Sellers’ Disclosure Schedule 4(p)(v) with respect to the applicable agreement listed therein;

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(vi) any agreement with any Seller and their Affiliates (other than Target);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, cash bonuses due upon sale of Target, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing any of the following: (A) annual compensation in excess of Thirty Thousand Dollars ($30,000); (B) a guarantee of employment of one (1) year or more; or (C) providing severance benefits;

(x) any agreement under which Target has advanced or loaned any amount to any of its directors, officers, managers or employees;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement with any governmental entity or which will likely involve payment after the Closing Date of consideration in excess of Five Thousand Dollars ($5,000);

(xiv) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding Five Thousand Dollars ($5,000);

(xv) any other agreement (or group of related agreements) the performance of which involves consideration or expenditures by Target in excess of Five Thousand Dollars ($5,000); or

(xvi) Sellers’ Disclosure Schedule 4(p)(xvi) contains a general description of the history and scope of any claims under warranties under contracts or agreements with clients for work done by Target for that client.

Sellers have delivered to Buyer a correct and complete copy of each written contract listed in Sellers’ Disclosure Schedule 4(p) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Sellers’ Disclosure Schedule 4(p). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) Sellers are not and, to the Knowledge of Sellers, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims known to any Seller, are current and collectible and will be collected in accordance with their terms at the recorded amounts thereof, subject only to the reserve, if any, for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.

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(s) Insurance. Sellers’ Disclosure Schedule 4(s) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number, coverage limits, and the period of coverage;

(iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and available amounts (including a description of how deductibles and ceilings are calculated and operate) of coverage;

(v) a description of any retroactive premium adjustments or other material loss-sharing arrangements;

(vi) a description of any claims filed against each such policy within the past five (5) years; and

(vii) a description of ‘loss runs,’ including any worker’s compensation policies.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Target, nor to the Knowledge of Sellers any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Sellers’ Disclosure Schedule 4(s) also describes any material self-insurance arrangements affecting Target. Target has maintained all insurance coverages appropriate for the Business and there have been no gaps in such coverages at any time.

(t) Litigation. Sellers’ Disclosure Schedule 4(t) sets forth each instance in which: (i) Target is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) Target is a party or the directors and officers of Target, are to Sellers’ Knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator.

(u) Product Liability. Target does not sell products in the Ordinary Course of Business and has no product liability exposure.

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(v) Key Employees.

(i) Sellers’ Disclosure Schedule 4(v)(i)(a) identifies each of the individuals who currently perform or have performed in the last twenty-four (24) months any of the following services for the Target: recruiting of workers, marketing and customer relations (each individual being a “Key Employee”). Furthermore, Sellers’ Disclosure Schedule 4(v)(i)(a) sets forth the identity and job descriptions for each of the Key Employees. Each of the Key Employees has entered into a binding and enforceable confidentiality and non-solicitation agreement in the form (b) attached as part of Sellers’ Disclosure Schedule 4(v)(i)(a). No Seller is, and to Sellers’ Knowledge, no Key Employee is, subject to any non-competition or confidentiality agreement with any Person other than Target. Sellers’ Disclosure Schedule 4(v)(i)(b) identifies all (and only) those “Key Employees” which meet any of the following criteria: (A) received a performance or unscheduled bonus (in the form of cash or other consideration) from Target within the last twenty-four (24) months, (B) are by the measure of total sales, total revenues, or total new accounts (by volume or business projected from the new customer/client), within the top three (3) employees of Target, of all the Key Employees.

(ii) Sellers’ Disclosure Schedule 4(v)(ii) lists any intellectual property rights or copyright licenses agreements binding upon or obligating any Seller or, to the knowledge of Sellers, any other Key Employee of the Target individually.

(iii) Sellers’ Disclosure Schedule 4(v)(iii) lists any franchise, distribution, commission, agency or representation agreements relating to the staffing, recruiting, and employee placement services business binding upon or obligating any Seller or, to the knowledge of Sellers, any other Key Employee of the Target individually.

(w) Employees.

(i) To the Knowledge of Sellers, no directors or officers of Target, no executive, no Key Employee, or significant group of employees, plans to terminate employment with Target during the next twelve (12) months. Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Target has not committed any material unfair labor practice. There is no organizational effort presently being made or, to Knowledge of Sellers or the directors or officers of Target, threatened by or on behalf of any labor union with respect to employees of Target, except as set forth in Sellers’ Disclosure Schedule 4(w).

(ii) Within the past three (3) years, Target has not implemented any plant closing or layoff of employees requiring notice under the WARN Act, and no such action will be implemented without advance notification to Buyer. Sellers’ Disclosure Schedule 4(w) lists all full-time and part-time employees of Target.

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(iii) Target is and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, labor relations, terms and conditions of employment, immigration, employee classification and wages, hours, meal and break periods, hiring, promotion, termination, workers’, compensation, occupational safety and health requirements, plant closings, withholding of taxes, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, equal pay, employee privacy, employee leave requirements, health and medical insurance (including the Affordable Care Act), unemployment insurance and related matters (“Labor Laws”). Target has paid its current and former employees, officers, directors, managers, independent contractors and consultants or adequately accrued for in accordance with GAAP in the Financial Statements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, officers, directors, managers or consultants prior to the Most Recent Fiscal Month End. Target has properly classified each of its employees, officers, directors, managers, independent contractors and consultants and “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act of 1938, as amended) and has properly reported all compensation paid to such employees, officers, directors, managers, independent contractors and consultants for all purposes and no reserves have been taken for any such matters. Target is, and since January 1, 2018 has been, in compliance with all documentation requirements of the Immigration Reform and Control Act of 1986, as amended, and the rules and regulations promulgated thereunder and no reserves have been taken for any such matters.

(iv) Since January 1, 2018 there has been, no Litigation pending, or to the Knowledge of Sellers, threatened against Target by or before any Governmental Authority with respect to any current or former employees, officers, directors, managers or consultants of any Target, including any claim relating to the alleged violation of any Labor Law.

(x) Employee Benefits.

(i) Sellers’ Disclosure Schedule 4(x) lists each Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or with respect to which Target has any liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, the Affordable Care Act and all other applicable laws.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Sellers are not aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

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(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers and the directors and officers of Target, threatened.

(F) Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

(iii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv) Target does not maintain, contribute to or have an obligation to contribute to, or have any material liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Target other than in accordance with COBRA.

(v) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(vi) Sellers’ Disclosure Schedule 4(x)(vi) lists each written agreement, contract, or other arrangement - whether or not an Employee Benefit Plan (collectively a “Nonqualified Plan”) - to which Target is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each Plan has been maintained in good faith compliance with Code §409A and the regulations thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). Target has no actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(vii) The Target has not attempted to maintain the grandfathered health care plan status under the Affordable Care Act of any Employee Benefit Plan.

(viii) Sellers’ Disclosure Schedule 4(x)(viii) lists each health insurance plan and policy that Target maintains, to which Target contributes, or has any obligation to contribute, or with respect to which Target has liability. Target has properly prepared and distributed to its applicable employees the “summary of benefits and coverage” for each group health plan in accordance with the Affordable Care Act and all other applicable laws.

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(y) Guaranties. Target is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i) Target has for the past five (5) years complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, Target has obtained, has for the past five (5) years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii) Target has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to any of them, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv) Target has not treated, stored, disposed of, arranged for, permitted the disposal of, transported, handled, manufactured, distributed, exposed and person to or caused the release of any substance to the environment, including without limitation any hazardous substance, hazardous material or hazardous waste, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Solid Waste Disposal Act, as amended (“SWDA”), or any other Environmental, Health, and Safety Requirements.

(v) Target has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is, or will become, subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vi) Sellers and Target have furnished to Buyer all environmental audits, reports, and other material environmental documents relating to Target’s or its respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(aa) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of their Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in, or to the use of, any such Systems by Target. Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Target’s Business.

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(bb) Certain Business Relationships with Target. Other than as disclosed on Sellers’ Disclosure Schedule 4(bb), none of the Sellers, their Affiliates or Target’s directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with Target within the past twelve (12) months, and none of the Sellers, their Affiliates or Target’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the Business of Target.

(cc) Intentionally Omitted.

(dd) Customers and Suppliers.

(i) Sellers’ Disclosure Schedule 4(dd)(i) lists the top 80% of billed customers of Target by revenue for each of calendar years 2020 and 2021 (through July 2021) and sets forth opposite the name of each such customer the net sales to such customer.

None of those 2020/2021 top customers has indicated that it will stop or materially decrease its purchases of services from Target except for those (if any) set forth in a separate list in Sellers Disclosure Schedule 4(dd)(i).

(iii) Since the date of the Most Recent Balance Sheet, no supplier of Target has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target.

(ee) Data Laws and Data Privacy. Target’s business has complied with and, as presently conducted and as presently proposed to be conducted, is in compliance with, all Data Laws. Target has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information. Target has not experienced any incident in which personal information or other data was or may have been stolen or improperly accessed, acquired, destroyed, damaged, disclosed, corrupted, or altered, and Target is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. Sellers’ Disclosure Schedule 4(ee) lists Target’s data privacy and security policies and Sellers have previously delivered copies of all such policies to Buyer.

(ff) Preferential Status. There are no contracts with customers that either require the continuation of ownership of the Target by, or permit termination by the customer, due to Target’s loss of small business status, woman-owned business status, disadvantaged business status, protégé status, “8(a)” status or other preferential status. Furthermore, there are no contracts that were acquired by the Target due to the Target’s preferential status.

(gg) IT Assets.

(i) Without limiting the generality of any representation or warranty herein, (a) none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of its or their business (collectively, the “IT Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any IT Systems or data by Target; and (b) the IT Systems are sufficient for the needs of the business of Target, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner.

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(ii) Target has taken all reasonable steps to safeguard the IT Systems, including the implementation of procedures to ensure that the IT Systems are free from any malicious or disabling codes or instructions, timer, copy protection device, clock, counter, or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” documentation error or corrupt code, malware, “spyware,” or other software routines or hardware components that in each case could permit unauthorized access to, or the unauthorized disablement or unauthorized erasure of, any of the IT Systems, data, or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the IT Systems.

(hh) Disclosure. The representations and warranties contained in this §4 do not to Sellers’ Knowledge contain any untrue statement of a material fact, or omit to state any material fact, necessary in order to make the statements and information contained in this §4 not misleading.

§4A. Representations and Warranties Concerning Grove Shares.

(a) Sellers’ Representations and Warranties Concerning Grove Shares. Sellers, and each Seller, represent and warrant to Buyer that the statements contained in this §4A(a) are correct and complete as of the date of this Agreement.

(i) Access to Information. Each Seller understands that an investment in the Grove Shares involves a high degree of risk and long term or permanent illiquidity, including, risk of loss of their entire investment. Sellers have been given full and complete access to the Buyer for the purpose of obtaining such information as each Seller or that Seller’s qualified representative has reasonably requested in connection with the decision to acquire the Grove Shares. The Sellers have received and reviewed copies of the Public Reports. The Sellers have been afforded the opportunity to ask questions of the officers of the Buyer regarding its business prospects, all as each Seller (or that Seller’s investor’s representatives) has deemed necessary to make an informed investment decision to purchase the Grove Shares.

(ii) Restricted Securities. (A) Sellers have been advised that none of the Grove Shares have been registered under the Securities Act or any other applicable securities laws. Sellers acknowledge that the Grove Shares will be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act. None of the Grove Shares may be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of counsel reasonably satisfactory to the Buyer, an applicable exemption from registration is available; (B) Sellers are acquiring the Grove Shares for each Seller’s own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws; (C) each Seller understands and acknowledges that the certificates representing the Grove Shares will bear substantially the following legend:

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“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; (ii) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION; OR (iii) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

and (D) Sellers acknowledge that an investment in the Grove Shares is not liquid and is transferable only under limited conditions. Sellers acknowledge that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Sellers are aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”), which permits limited resale of restricted securities subject to the satisfaction of certain conditions and that Rule 144 is not now available and, in the future, may not become available for resale of any of the Grove Shares.

(iii) Sellers’ Sophistication and Ability to Bear Risk of Loss. Each Seller is an Accredited Investor as that term is defined in Regulation D of the Securities Exchange Act, and is able to protect its interests in connection with the acquisition of the Grove Shares and can bear the economic risk of investment in such securities without producing a material adverse change in each respective Seller’s financial condition. Each Seller, either alone or with Sellers’ Representative, otherwise has such knowledge and experience in financial or business matters that said Seller is capable of evaluating the merits and risks of the investment in the Grove Shares.

(b) Buyer’s Representations and Warranties Concerning Grove Shares. Buyer represents and warrants to Sellers that the statements contained in this §4A(b) are correct and complete as of the date of this Agreement, except as set forth in the Buyer’s Disclosure Schedules accompanying this Agreement and initialed by the Parties. The Buyer’s Disclosure Schedules will be arranged in sections corresponding to the lettered and numbered sections contained in this §4A(b).

(i) Capitalization. Buyer’s capitalization is set forth in the Public Reports.

(ii) Filings with SEC. Buyer has made all filings with SEC that it has been required to make within the past two (2) years under the Securities Act and the Securities Exchange Act (collectively the “Public Reports”). To Buyer’s knowledge, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement) each of the Public Reports: (i) has complied with the Securities Act and the Securities Exchange Act in all material respects; and (ii) does not contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer has made available to Seller, through the SEC’s “EDGAR System,” a correct and complete copy of each Public Report.

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(iii) Financial Statements. Buyer has filed an annual report on Form 10-K for the fiscal year ended June 30, 2021. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly the financial condition of Buyer and its Subsidiaries as of the indicated dates and the results of operations of Buyer and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

(iv) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change.

§5. Certain Closing Covenants. The Parties agree as of Closing as follows:

(a) Notices and Consents. Sellers agree they have caused Target to give any notices to third-parties, and obtained any third-party consents referred to in §4(m)(iii) above, the Lease Consents, and any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii) and §4(c) above.

(b) Operation of Business. Sellers agree they have not caused or permitted Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business since the Most Recent Fiscal Month End. Without limiting the generality of the foregoing, Sellers have not since the Most Recent Fiscal Month End caused or permitted Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above (without regard to any disclosures listed on the Sellers’ Disclosure Schedules as to 4(h)), (iii) without Buyer’s written consent, undertake any transaction or series of transactions which materially increases the amount of Target’s Net Working Capital, (iv) incur or increase any Indebtedness outside of the Ordinary Course of Business, or (v) make cash withdrawals, cash expense payments, salary or bonus payments outside of the Ordinary Course of Business.

(c) Leases. Sellers agree they have not since the Most Recent Fiscal Month End, caused or permitted any Lease to be amended, modified, extended, renewed or terminated.

(d) Tax Matters. Sellers agree that, without the prior written consent of Buyer, since the Most Recent Fiscal Month End, Target did not made or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.

(e) Intentionally omitted.

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(f) Amendment of Operating Agreement. All Parties hereto agree that to the extent the operating agreement or other governing documents for the Target contain provisions which restrict or prohibit the transfers contemplated herein, this Agreement and the conveyance and transfer contemplated herein prevails and, at Closing and the conveyance of the Target Equity Interests, (i) amends the operating agreement(s) and other governing documents, (ii) the Buyer shall be the sole member of Target and owner of all equity interest in the Target, and (iii) Buyer shall thereafter be entitled as the sole member to amend the operating agreement or other governing documents to the fullest extent permitted by applicable law. A copy of the pre-Closing operating agreement and articles of Target is attached to the certificate referenced in §7(a)(x) of this Agreement.

(g) Debt-Free Transaction. The Parties agree this transaction contemplates the Buyer’s acquisition of ownership of a debt-free Target, except as otherwise expressly set forth in this Agreement. Sellers agree to pay all Third Party Debt (excluding Target’s disclosed accounts payable and accrued but unpaid payroll costs, which shall be addressed by the Net Working Capital provisions in this Agreement and Appendix I) at or prior to Closing, including without limitation any Indebtedness owed to Ragingbull.com, LLC. All Indebtedness owed to Ragingbull.com, LLC shall be paid directly from Sellers’ proceeds at Closing as reflected on Exhibit B to this Agreement.

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Sellers acknowledge and agree that, from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, insurance policies, title documents, and financial data of any sort relating to Target.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with:

(i) any transaction contemplated under this Agreement; or

(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target,

Each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. Sellers agree that no Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing.

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(d) Confidentiality. Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that any Seller is requested, or required pursuant to oral or written question or request, for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Sellers may disclose the Confidential Information to the tribunal; provided, however, that Sellers shall use their reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(e) Covenant Not to Compete. At the Closing, each Seller and the owners of each Seller shall enter into a Covenant not to Compete in substantially the form of Exhibit F attached hereto (the “Sellers’ Non-Competition Agreement”).

(f) Filing of Reports. From the Closing Date until the first anniversary of the Closing Date, so long as the Sellers own, collectively, fifty one percent (51%) of the Grove Shares acquired hereby, the Buyer shall file on a timely basis, any and all Public Reports or amendments thereto, as it is required to file in order to remain fully current with all of its reporting obligations under the Securities Exchange Act so as to enable sales without resale limitations, pursuant to Rule 144, as amended (“Rule 144 Sales”). The Buyer shall pay for all opinions or similar letters to its transfer agent, as well as pay for all transfer agent costs, relating to the removal of the Rule 144 restrictive legend on share certificates representing the Grove Shares. For the avoidance of doubt, all references herein to filings to be made on a “timely basis” shall include and mean, any extension periods permissible under Rule 12b-25 of the Securities Exchange Act, provided that the Buyer has complied with such rule, but not beyond said extension date.

(g) Restriction or Transfer of Grove Shares. Sellers shall not transfer, assign or convey the Grove Shares within twelve (12) months of issuance of those shares. The Stock Certificate for those shares shall bear a legend to that effect.

(h) Auditable Financials. Sellers represent, warrant and covenant to Buyer that the Target has the necessary records and documents for auditable financial statements by a certified public accounting firm.

§7. Deliveries at Closing.

(a) Closing Deliveries of Sellers. The following are deliverables and actions for which Selling Parties are responsible at Closing:

(i) Sellers shall obtain and deliver to Buyer the resignations, effective as of the Closing, of each manager/managing member, director and officer of Target (as applicable), and of each Seller individually, as applicable, from all offices and positions with Target;

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(ii) Sellers shall cause Target to obtain and deliver to Buyer a written consent for a change in control of the Target with respect to any Leases that contain a prohibition on Change of Control;

(iii) Sellers shall cause Target to obtain and deliver to Buyer an estoppel certificate with respect to each of the Leases, dated no more than thirty (30) days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”);

(iv) Sellers shall each enter into a release with Buyer and Target in the form attached hereto as Exhibit E (“Sellers’ Release”), and such release shall be in full force and effect as of the Closing;

(v) each Seller shall enter into a Sellers’ non-competition agreement with Buyer, in the form attached hereto as Exhibit F (“Sellers’ Non-Competition Agreement”) and such agreements shall be in full force and effect as of the Closing;

(vi) Rafael Pereira, Joseph Lombas and Wesley DeSouza shall enter into employment agreements with Target, and such agreements shall be in full force and effect as of the Closing;

(vii) Buyer shall receive from counsel to Sellers an opinion in form and substance as set forth in Exhibit G attached hereto (“Target’s and Sellers’ Counsel Opinion Letter”), addressed to Buyer, dated as of the Closing Date;

(viii) Sellers shall deliver to Buyer copies of the certificates of organization of Target, certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s organization;

(ix) Sellers shall deliver to Buyer copies of the certificate of good standing of Target, issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s organization and of each jurisdiction in which Target is qualified to do business;

(x) Sellers shall deliver to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (1) the certificate of organization of Target and any amendments thereto; (2) the operating agreement of the Target, and if applicable of Sellers (if a corporate entity); and (3) any resolutions of the board of directors (or a duly authorized committee thereof) of the Target, relating to this Agreement and the transactions contemplated hereby;

(xi) Sellers shall deliver to Buyer the Equity Interest Assignments; and

(xii) Sellers shall deliver to Buyer a payoff letter from Ragingbull.com, LLC reciting all amounts owed to Ragingbull.com, LLC and agreeing to promptly deliver written confirmation to Target and Buyer of the prompt satisfaction of such debt upon receipt of payment of the stated amount in a form reasonably acceptable to Buyer.

(b) Closing Deliveries of Buyer. The following are deliverables and actions for which Buyer is responsible at Closing:

(i) Buyer shall comply with its obligations under Section 2(a)(i), (ii) and (iii) of this Agreement;

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(ii) Buyer shall enter into the Sellers’ Release and such release shall be in full force and effect as of the Closing:

(iii) Buyer shall enter into the Sellers’ Non-Competition Agreement, and such agreement shall be in full force and effect as of the Closing;

(iv) Buyer shall enter into employment agreements with Rafael Pereira, Joseph Lombas and Wesley DeSouza and such agreements shall be in full force and effect as of the Closing; and

(v) Buyer shall deliver to Sellers a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to: (1) the certificate of incorporation of Buyer and any amendments to the certificate of incorporation of Buyer; (2) the bylaws of the Buyer; and (3) authorizing resolutions of the board of directors (or a duly authorized committee thereof) of the Buyer relating to this Agreement and the transactions contemplated hereby.

§8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. The “Fundamental Representations and Warranties” of Sellers are the representations and warranties of Sellers in §3 and the following representations and warranties of Sellers in §4: 4(a) Organization, Qualification and Corporate Power; 4(b) Capitalization; 4(c) Non-contravention; 4(e) Title to Assets; 4(i) Undisclosed Liabilities; 4(k) Tax Matters; and 4(x) Employee Benefits. All representations and warranties of Sellers that are not Fundamental Representations and Warranties are the “Non-Fundamental Representations and Warranties.” All representations and warranties of the Parties survive the Closing. The Non-Fundamental Representations and Warranties shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the date that is twenty-four (24) months after the Closing. All of the other representations and warranties of the Parties contained in this Agreement (including the other representations and warranties of the Parties contained in §3 and §4A above and the Fundamental Representations and Warranties) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until that date that is thirty (30) days following the expiration of the applicable statutes of limitations (including any extension thereto). The covenants and agreements of the Parties shall survive the Closing in accordance with their terms.

(b) Indemnification Provisions for Buyer’s Benefit. In the event Sellers breach any of Sellers’ representations, warranties, covenants or agreements contained herein, and provided that Buyer makes a written claim for indemnification against Sellers pursuant to §11(h) below within the applicable survival period (in §8(a) above) if there is an applicable survival period pursuant to §8(a) above), then Sellers shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer or Target may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. If Sellers fail to indemnify Buyer after Buyer delivers written notice as provided above, then Buyer shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period. Provided, however:

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(i) Sellers shall not have any obligation to indemnify Buyer for a breach of any of the Non-Fundamental Representations and Warranties of Sellers until Buyer (or Target) has suffered Adverse Consequences by reason of all such breaches (of those Non-Fundamental Representations and Warranties), in the aggregate, in excess of Forty Thousand Dollars ($40,000) (“Indemnification Basket”) after which point Sellers will be obligated to indemnify Buyer from and against all such Adverse Consequences as provided herein in their totality including the Indemnification Basket amount (i.e.; as incurred, from and including the “first dollar” of such Adverse Consequences);

(ii) (A) there will be an aggregate ceiling (“Indemnification Ceiling”) on the obligation of Sellers to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of any of the Non-Fundamental Representations and Warranties of Sellers; such Indemnification Ceiling being an amount equal to Six Million Six Hundred Fifty Thousand Dollars ($6,650,000); and

(c) Intentionally Omitted.

(d) Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches any of its representations, warranties, covenants or agreements contained herein, and provided that Sellers make a written claim for indemnification against Buyer pursuant to §11(h) below within the applicable survival period (in §8(a) above) then Buyer agrees to indemnify Sellers from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. If Buyer fails to indemnify Sellers after Sellers deliver written notice as provided above, then Sellers shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period.

(e) ‘Materiality’ Qualifiers. For purposes of this §8, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, including without limitation for determining whether or not a particular indemnification obligation is subject to the Indemnification Basket.

(f) Matters Involving Third-Parties.

(i) If any third-party notifies either Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this §8 or under §8A, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve the rights and defenses of the Indemnified Party; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

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(iii) So long as the Indemnifying Party has assumed, and is conducting the defense of the Third-Party Claim in accordance with §8(f)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) In the event that the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with §8(f)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(g) Determination of Adverse Consequences. Indemnification payments under this §8, and §8A and §9 (below), shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8 and §8A. All indemnification payments under this §8, §8A and §9 (below) shall be deemed adjustments to the Purchase Price.

(h) Exclusive Remedy. Buyer and Sellers acknowledge and agree that the indemnification provisions in this §8, and in §8A and §9 (below), shall be the exclusive remedy of Buyer and Sellers against each other with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement and the transactions contemplated by this Agreement, with the exception of claims for fraud and the right to equitable relief such as specific performance or injunctive relief. Sellers hereby agree that they will not make any claim for indemnification against Target or Buyer by reason of the fact that they were a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

(i) Right of Setoff. Upon notice to the Sellers specifying in reasonable detail the basis therefor, the Buyer may set off any amount to which it may be entitled under this Section 8 against amounts otherwise payable to any of the Sellers. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

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§8A. Special Indemnities. (a) Sellers shall indemnify Buyer from and against the entirety of any Adverse Consequences (affecting Buyer or Target) resulting from, arising out of or relating to any and all liabilities of Target (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for: (i) liabilities included and described in the Most Recent Balance Sheet (rather than in any notes thereto); (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business; and (iii) those liabilities set forth with specificity on Disclosure Schedule 4(i). (b) Sellers shall indemnify Buyer from and against the entirety of any Adverse Consequences (affecting Buyer or Target) resulting from, arising out of or relating to Target listing, depicting or representing on its Tax Returns and/or Financial Statements that Target owned real property that was actually not owned by Target.

§9. Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

(a) Tax Indemnification. Sellers shall indemnify Target and Buyer and hold them harmless from and against: (i) all Income and other Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (ii) any and all Income and other Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Target (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iii) any and all Income and other Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

If Taxes were reserved for on the face of the Most Recent Balance Sheet as current liabilities that reduced the Purchase Price under §2(a)(iv) (above), then for purposes of the indemnification under above clauses (i), (ii) and (iii), the Sellers shall be credited with the applicable reduction in Purchase Price resulting therefrom to the extent that would result in a duplication in payment by Sellers. For example purposes only, if there were a current liability for Taxes on the Most Recent Balance Sheet of $10,000, which reduced the Purchase Price under §2(a)(iv); then Sellers shall be credited with paying that through the reduction in Purchase Price.

The foregoing indemnification obligation includes without limitation Sellers indemnifying Buyer against and to the extent of any liability of Target arising (x) because of Target’s misclassification of employees as Form 1099 ‘independent contractors,’ (y) failing to withhold or pay any Taxes relating to employees by Target, or (z) relating to any persons engaged (directly or indirectly) by the Target as Form 1099 ‘independent contractors’ but for which W-2 filings and Tax treatment by Target for classification as an ‘employee’ and applicable Tax payments and withholdings by the Target as employer was, or is subsequently determined to be, required by law. Sellers shall reimburse Buyer for any Taxes of Target that are the responsibility of Sellers pursuant to this §9(a) within fifteen (15) Business Days after payment of such Taxes by Buyer or Target.

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(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time). In the case of Taxes not imposed on or measured by net income, gross income or capital and that cannot be allocated based upon an interim closing of the books, the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the total number of days in the Pre-Closing Tax Period and the denominator of which is the total number of days in such Straddle Period.

(c) Income Tax Treatment of Transaction. The Parties agree that solely for Income Tax purposes, consistent with Situation 2 in Rev. Rul. 99-6, 1999-1 CB 432: (i) the purchase and sale of the Target Equity Interests pursuant to this Agreement will be treated as a sale of partnership interests by Sellers under Section 741 of the Code, and a purchase of all of the assets of the Target by Buyer; and (ii) as a result of the purchase and sale of the Target Equity Interests pursuant to this Agreement, on the Closing Date the partnership shall terminate for Income Tax purposes under Section 708(b)(1)(A) of the Code.

(d) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make all changes as are reasonably requested by Sellers. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on Sellers’ Tax Return in a manner consistent with the Schedule K-1 prepared by Target for such periods.

(e) Cooperation on Tax Matters.

(i) Buyer, Target and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target, Sellers and Buyer agree: (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

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(f) Allocation of Purchase Price. The parties agree to allocate the entire Purchase Price among the Assets in accordance with Schedule 9(f) attached hereto for all federal, state and municipal Tax purposes. The parties agree that all Tax Returns shall be prepared consistent therewith.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by Sellers when due, and the Party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other Party/Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and one-half by Sellers.

§10. Intentionally Omitted.

§11. Miscellaneous.

(a) Nature of Sellers’ Obligations.

(i) The representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in §8 above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

(b) Press Releases and Public Announcements. None of the Sellers, the Target, or any officer, employee, representative or agent of the Target, will issue any press release or other public announcement regarding the proposed Agreement. Sellers and Target shall use best efforts to cause Target’s employees to not disclose any information about the transaction or confidential Grove information that is non-public or trade in Buyer’s stock or disseminate insider information unless approved in advance by Buyer’s counsel in writing. Prior to Closing, no clients or employees of either Party will be contacted by the other Party or otherwise informed about a possible transaction unless mutually agreed upon by the Parties. After Closing, no client or employee notifications will be made unless approved in writing by the Buyer. Once Closing has occurred, only the Buyer will make any announcement at its sole discretion. The Buyer will not announce any transaction prior to Closing unless the Parties mutually agree to such disclosure, or it is required to do so as determined by Buyer’s counsel because of SEC rules, regulations and interpretations.

(c) No Third-Party Beneficiaries. Except as provided in §8 above (as to Target), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, subject to the following sentence. The non-disclosure agreement under §11(b) and other obligations under this Agreement supplement, but do not supersede, the non-disclosure obligations set forth in Paragraph 11 of that certain Letter of Intent dated August 16, 2021 executed Buyer and Sellers, and Buyer and Sellers agree to comply with that Paragraph 11.

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(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may: (i) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates; and (ii) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of facsimile or email pdf document or signature pages), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail; or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer: Grove, Inc. Attn: Andrew Norstrud, CFO 1710 Whitney Mesa Drive Henderson, Nevada 89014 If to Sellers: Rafael Pereira 327 Plaza Real, Ste 319 Boca Raton, FL 33432

With a Copy to:

Averitt & Alford, P.A.

Attn: Barry C. Averitt, Esq.

472 Osceola Avenue

Jacksonville Beach, Florida 32250

With a Copy to:

McCarter &English

Attn: Peter Campitiello

Two Tower Center Boulevard, 24th floor

New York, NY 10022

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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(i) Governing Law, Jurisdiction, Venue and Service of Process. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The Parties agree that the courts of the State of Nevada and the federal courts of the United States located in the State of Nevada shall have non-exclusive jurisdiction over any litigation, dispute, claim or controversy which may arise involving this Agreement or its subject matter. The Parties waive any defense of lack of personal jurisdiction that any of them may have otherwise had to an action brought in Nevada. The Parties agree that exclusive venue shall lie solely in the appropriate federal or state court located in Clark County, Nevada; provided that this provision shall not prohibit a Party from commencing an action in any court with appropriate jurisdiction for the purpose of enforcing this choice of venue provision, and bringing such an action shall not serve to waive such Party’s rights under the choice of venue provision. The Parties irrevocably submit and consent to the above jurisdiction and chosen venue and except as provided herein waive any right they may have to bring or maintain an action in any other jurisdiction or venue or seek any change of jurisdiction or venue or that such venue is inconvenient. The Parties agree that service of process in any proceeding in any such court may be effected by U.S.P.S. certified mail at the addresses as stated herein.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation, or in any other jurisdiction.

(l) Expenses. Each Buyer, Seller and Target will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (except as provided in §9(g) above) Seller will also bear the cost and expenses of Target (including all of Target’s legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n) Incorporation of Exhibits, Appendices, and Schedules. The Exhibits, Appendices, and Schedules (including without limitation the respective Parties’ Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

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(o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(p) Sellers’ Representative.

(i) Each Seller hereby has appointed Rafael Pereira, individually, as the Sellers’ Representative and as agent and attorney-in-fact for and on behalf of each Seller, with full powers of substitution, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of arbitrators, courts, tribunals or other governmental bodies and awards of arbitrators, courts, tribunals or other governmental bodies with respect to any claims or other matters that may arise under this Agreement or the other ancillary transaction documents, and to take all actions and execute all such documents necessary or appropriate in the good faith discretion of the Sellers’ Representative for the accomplishment of the transactions contemplated by this Agreement and the other ancillary transactions, including, without limitation, the power:

(1) to agree with Buyer with respect to any matter or thing required by or deemed necessary by Sellers’ Representative in connection with this Agreement, including without limitation any amendments to this Agreement;

(2) to receive and hold the Purchase Price and any other amounts payable pursuant to this Agreement and to distribute the same to the Sellers;

(3) to execute and deliver any and all other agreements, documents and other papers which the Sellers’ Representative deems necessary or appropriate in connection with this Agreement, or any of the transactions contemplated hereby or thereby;

(4) to terminate, amend, waive or interpret any provision of this Agreement;

(5) to act for each Seller and all Sellers with regard to the indemnification matters referred to in this Agreement, including, without limitation, the power to compromise or settle any claim on behalf of such Seller;

(6) to retain attorneys, accountants and other professionals to provide services to the Sellers’ Representative in fulfillment of his obligations under this Agreement and as otherwise deemed appropriate in connection with the Closing of the transactions contemplated by this Agreement or related matters arising thereafter; and

(7) to do or refrain from doing any further act or deed on behalf of each Seller which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could if personally present.

(ii) Notwithstanding the foregoing or anything else in this Agreement, the Sellers’ Representative shall have no authority to defend a breach or alleged breach by a Seller of any representation, warranty or covenant of this Agreement, as to which such Seller is solely liable or potentially liable, and such Seller shall have the sole authority to defend against any such claim.

(iii) No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for his services.

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(iv) Neither the Sellers’ Representative nor any of his agents or employees shall be liable to any Seller of any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement except in the case of its gross negligence, willful misconduct or fraud. The Sellers’ Representative may consult with legal counsel, independent public accountants or other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accounts or experts.

(v) Each Seller hereby agrees to indemnify and hold the Sellers’ Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of his duties under this Agreement, except such that arises from the gross negligence or willful misconduct or fraud of the Sellers’ Representative.

(vi) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller.

(vii) Buyer shall be entitled to rely upon any document or other paper delivered by Sellers’ Representative as being authorized by Sellers, and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer based on such reliance.

(viii) Until all obligations under this Agreement shall have been discharged (including all indemnification obligations under §8), Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Purchase Price, may, from time to time upon notice to Buyer, appoint a new Sellers’ Representative upon the death, incapacity, or resignation of Sellers’ Representative. If, after the death, incapacity, or resignation of Sellers’ Representative, a successor Sellers’ Representative shall not have been appointed by Sellers within 15 Business Days after a request by Buyer, Buyer may appoint a Sellers’ Representative from among the Sellers to fill any vacancy so created by notice of such appointment to Sellers.

For clarification, Buyer may communicate with and accept instruments signed by and with Rafael Pereira, as the Sellers’ Representative, as set forth above, in the same manner as if interacting directly with, communicating with and accepting instruments signed by any or all of the individual Sellers (until death, resignation, incapacity or replacement as set forth above) as the Sellers’ lawful attorney-in-fact, and the Sellers shall be bound thereby.

[Signatures on the following page.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

“BUYER”

Grove, Inc., a Nevada corporation

By:
Print Name:
Title:

“SELLERS”

Gyprock Holdings LLC, a Delaware limited liability company

By:
Print Name:
Title:

MFA Holdings Corp., a Florida corporation

By:
Print Name:
Title:

Sherwood Ventures LLC, a Texas limited liability company

By:
Print Name:
Title:

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APPENDIX I

(NET WORKING CAPITAL ADJUSTMENT APPENDIX)

1. DEFINITIONS. For purposes of this Appendix, the following terms have the meanings specified or referred to in this Paragraph 1:

Cash and Cash Equivalents means all cash and cash equivalents, including (i) marketable securities and short term investments, and (ii) uncollected checks issued to the Target and funds in transit to the Target (but only to the extent not already otherwise included in Current Assets), but excluding (iii) uncollected checks issued by the Target and funds in transit from the Target.

Closing Financial Statements has the meaning set forth in Paragraph 2 of this Appendix.

Closing Net Working Capital means the Net Working Capital of the Target at Closing.

Current Assets means the current assets of the Target determined in accordance with GAAP applied on a basis consistent with the Target’s audited historical financial statements including the Most Recent Balance Sheet (provided that where the Most Recent Balance Sheet is inconsistent with GAAP, GAAP shall control), including but not limited to the following, in each case without duplication: Cash and Cash Equivalents; accounts receivable, current portion of notes receivable; prepaid expenses; deposits; COBRA receivables and accrued revenue.

Current Liabilities means the current liabilities of the Target determined in accordance with GAAP applied on a basis consistent with the Target’s audited historical financial statements including the Most Recent Balance Sheet (provided that where the Most Recent Balance Sheet is inconsistent with GAAP, GAAP shall control), including but not limited to the following, in each case without duplication: the outstanding balance of line(s) of credit with bank(s) and other lenders (if any), accounts payable, customer deposits, advances payable, deferred revenue, deferred rent, royalty advances, sales taxes payable, accrued federal tax withholding with respect to payroll, accrued FICA withholding, accrued state tax withholding with respect to payroll, payroll taxes payable, other employee plans payable, salaries and bonuses payable, deferred compensation, vacation expense payable, sales commissions payable and health care benefits payable, placement agreements still binding upon Target and under the ‘guarantee period.’

Example:

Current Assets: $1,160,000

 Minus: Current Liabilities: $1,150,000

Net Working Capital as of Closing Date: $10,000

Net Working Capital Target Amount: $100,000

NWC Reduction Amount: $90,000

Current Portion means that portion of the projected payments to be received, paid or expenses within the next twelve (12) months following Closing.

GAAP has the meaning set forth in Exhibit A of the Agreement.

Independent Accountants has the meaning set forth in Exhibit A of the Agreement.

Most Recent Balance Sheet has the meaning set forth in Exhibit A of the Agreement.

Net Working Capital means the Target’s Current Assets minus the following: (i) Target’s Current Liabilities; and (ii) any Third Party Debt. For clarification, to the extent the debt to a third party is paid off from purchase price cash proceeds at Closing, then such debt shall be deemed paid (and shall not be double counted or deducted for purposes of calculating Net Working Capital).

NWC Reduction Amount has the meaning given such term in §2(a)(iv) of the Agreement.

Objection Statement has the meaning set forth in Paragraph 3(b) of this Appendix.

Remaining Disputed Issues has the meaning set forth in Paragraph 3(c) of this Appendix.

Total Disputed Amount has the meaning set forth in Paragraph 3(c) of this Appendix.

2. BUYER’S CALCULATION OF CLOSING NET WORKING CAPITAL. Buyer shall prepare financial statements of the Target as of the Closing Date in accordance with GAAP (the “Closing Date Financial Statements”), and determine the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) in accordance with GAAP. Buyer shall deliver the Closing Financial Statements and its determination of the Closing Net Working Capital to Sellers within ninety (90) days following the Closing Date.

3. NET WORKING CAPITAL DISPUTE RESOLUTION PROCEDURE.

a.

Within ten (10) days after written request for access by Sellers, Sellers shall be given reasonable access during reasonable business hours to (and copies of) all of Target’s applicable books, records, and other documents, including work papers, worksheets, notes, and schedules used in preparation of the Revenue Statement, other than work papers that Buyer considers proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

b.

If within thirty (30) days following delivery of the Closing Net Working Capital calculation Sellers have not given Buyer a written statement (the “Objection Statement”) of its objection as to the Closing Net Working Capital calculation (which statement shall state the basis of Sellers’ objections with reasonable particularity), then the Closing Net Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the NWC Reduction Amount (if any). Within three (3) business days after the calculation of the Closing Net Working Capital becomes binding and conclusive on the parties, if there is a NWC Reduction Amount, then Buyer is entitled to that amount from the Sellers which shall be paid by Sellers in accordance with §2(a)(iv) of the Agreement

c.

If, however, Sellers duly and timely give Buyer the Objection Statement, and if Sellers and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Net Working Capital within thirty (30) days of Buyer’s receipt of Sellers’ Objection Statement, Sellers and Buyer shall submit the issues remaining in dispute (the “Remaining Disputed Issues”) to the Independent Accountants for resolution applying the principles, policies and practices referred to in this Appendix. If Remaining Disputed Issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within sixty (60) days of the submission to the Independent Accountants of the Remaining Disputed Issues, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Net Working Capital; and (iii) fees and costs incurred for such Independent Accountants as a result of such dispute shall be allocated between Buyer and Sellers in proportion to the respective amounts of the difference between Sellers’ calculation of the Remaining Disputed Issues and Buyer’s calculation of the Remaining Disputed Issues (the “Total Disputed Amount”) which are resolved against them. For example, if with respect to the Remaining Disputed Issues, Buyer calculates Closing Net Working Capital to be $100x, and Sellers calculate Closing Net Working Capital to be $150x (so that the Total Disputed Amount is $50x); and the Independent Accountants determine that Closing Net Working Capital is $140x ($10x is resolved against Sellers, and $40x is resolved against Buyer), then the fees and expenses of the Independent Accountants would be allocated 80% to Buyer (i.e., $40x/$50x) and 20% (i.e., $10x/$50x) to Sellers.

4. NO ACTIONS WHICH DISTORT NET WORKING CAPITAL. Sellers covenants that Sellers did not take any action or engage in any extraordinary transaction between January 1, 2021 and the date of Closing for purposes of distorting Target’s Net Working Capital and the calculation of the NWC Reduction Amount (except for matters for which Target has received specific written approval from Buyer). Notwithstanding anything to the contrary in this Appendix or the Agreement. The Net Working Capital Target Amount shall be increased, dollar for dollar, by the amount of any distributions or bonuses made or paid (or agreements entered into committing to same) without the specific written approval of Buyer in the sixty (60) days immediately prior to Closing (which will result in an increase in the NWC Reduction Amount)

APPENDIX II

REVENUE EARNOUT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

Capitalized terms used but not defined in this Appendix shall have the meanings ascribed to them in the Agreement to which this Appendix is attached. For purposes of this Appendix, the following terms have the meanings specified or referred to in this Paragraph 1:

“Adjusted Revenues”—gross revenues of the Target Business as determined in accordance with GAAP, adjusted as follows and by excluding the effects of any of the following to the extent otherwise included in revenues from Business operations:

(a)

revenues realized by the Business from the sale of assets other than in the Ordinary Course of Business and any “extraordinary items” positively affecting revenue (as determined in accordance with GAAP); and

(b)

revenues from the purchase and sales services sold by the Business to Affiliates of Buyer, shall be adjusted to reflect the amounts that the Target would have received or paid if dealing with an independent party in an arm’s-length commercial transaction.

“Computation Notice”—as defined in Paragraph 3(a) of this Appendix.

“Earnout Payment”— $600,000, subject to the terms of this Appendix II and the Agreement, which will be paid in immediately available U.S. funds to the Seller pursuant to the wire transfer instructions set forth on Exhibit C.

“Earnout Period”— period November 1, 2021, to March 31, 2022

“Threshold Amount”—means the amount of $3,000,000.

“Income Statement”—as defined in Paragraph 3(a) of this Appendix.

“Independent Accountants”—as defined in Exhibit A to the Agreement.

“Objection Notice”—as defined in Paragraph 3(c) of this Appendix.

2. EARNOUT PAYMENT

(a) Subject to the terms and conditions of this Appendix and the Agreement, Buyer shall pay to Sellers’ Representative on behalf of Sellers an amount equal to the Earnout Payment, but only if the Adjusted Revenues exceed the Threshold Amount. If the Adjusted Revenues fail to equal or exceed the applicable Threshold Amount then no Earnout Payment shall be earned or paid. If earned and payable, the Earnout Payment will be paid by Buyer to Sellers’ Representative within the later of: (i) seventy five (75) days after the end of the Earnout Period; or (ii) 15 days after the final resolution of any disagreement between the Parties in accordance with the procedure in paragraph 3 below.

(b) Sellers shall not be entitled to any interest on the Earnout Payment.

(c) Upon notice to Sellers’ Representative specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it claims to be entitled from any Seller, including any amounts that may be owed under Section 8 of the Agreement or otherwise, against amounts otherwise payable under this Appendix or the Agreement. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Appendix, regardless of whether any Seller disputes such setoff claim, or whether such setoff claim is for a contingent or unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

3. PROCEDURE

(a) Buyer shall maintain separate accounting books and records for the Target during the Earnout Period. Promptly following the end of the Earnout Period, Buyer shall prepare (i) an income statement showing the gross revenues of the Target for the Earnout Period, which shall be prepared in accordance with GAAP as consistently applied by the Buyer (the “Income Statement”), and (ii) a computation of gross revenues and Adjusted Revenues, showing separately each of the adjustments made to gross revenues to arrive at Adjusted Revenues (the “Computation Notice”). Buyer shall deliver the Income Statement and the Computation Notice to Sellers’ Representative within 30 days following the end of the Earnout Period.

(b) Upon execution of such access letters as may be reasonably required by Buyer, Sellers’ Representative and its Representatives shall be given reasonable access during reasonable business hours to (and copies of) all Buyer’s and its Representatives’ books, records, and other documents, including work papers, worksheets, notes, and schedules used in preparation of the Income Statement and its computation of gross revenue and Adjusted Revenues in the Computation Notice for the purpose of reviewing the Income Statement and the Computation Notice, in each case, other than work papers that Buyer considers proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

(c) If, within 30 days following delivery of the Income Statement and the Computation Notice to Sellers’ Representative, Sellers’ Representative has not given Buyer notice of an objection as to any amounts set forth on the Income Statement or the computation of gross revenue or Adjusted Revenues in the Computation Notice (which notice shall state in reasonable detail the basis of Sellers’ Representative’s objection) (the “Objection Notice”), the Adjusted Revenues as computed by Buyer will be final, binding, and conclusive on the parties.

(d) If Sellers’ Representative timely gives Buyer an Objection Notice, and if Sellers’ Representative and Buyer fail to resolve the issues raised in the Objection Notice within 15 days after giving the Objection Notice, Sellers’ Representative and Buyer shall submit the issues remaining in dispute for resolution to the Independent Accountants.

(e) The parties shall negotiate in good faith in order to seek agreement on the procedures to be followed by the Independent Accountants, including procedures with regard to the presentation of evidence. If the parties are unable to agree upon procedures within 10 days of the submission to the Independent Accountants, the Independent Accountants shall establish such procedures giving due regard to the intention of the parties to resolve disputes as promptly, efficiently, and inexpensively as possible, which procedures may, but need not, be those proposed by either Buyer or Sellers’ Representative. The Independent Accountants shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the Income Statement and the Computation Notice as promptly as practicable but no later than 60 days after the date on which the Independent Accountants are engaged. The determination of Adjusted Revenues by the Independent Accountants will be based solely on written submissions of Buyer, on the one hand, and Sellers’ Representative, on the other hand, and will not involve independent review. Any determination by the Independent Accountants will be limited to and not be outside the range established by the amounts in (i) the Income Statement and the computation of gross revenues and Adjusted Revenues in the Computation Notice proposed by Buyer, and (ii) Sellers’ Representative’s proposed adjustments thereto. Such determination will be final, binding, and conclusive on the parties.

(f) If the computation of Adjusted Revenues is submitted to the Independent Accountants for resolution:

(i) Sellers’ Representative and Buyer shall execute any agreement required by the Independent Accountants to accept their engagement pursuant to this Paragraph 3;

(ii) Sellers’ Representative and Buyer shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants or other Representatives, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any other written material relating to the disputed issues;

(iii) the determination by the Independent Accountants, as set forth in a report to be delivered by the Independent Accountants to both Sellers’ Representative and Buyer, will include all the changes in the Income Statement and the computation of gross revenues and Adjusted Revenues in the Computation Notice required as a result of the determination made by the Independent Accountants; and

(iv) Sellers and Buyer shall each bear one-half of the fees and costs of the Independent Accountants; provided, however, that the engagement agreement referred to in clause (i) above may require the parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event Sellers or Buyer pay to the Independent Accountants any amount in excess of one-half of the fees and costs of their engagement, the other party(ies) agree(s) to reimburse Sellers or Buyer, as applicable, upon demand to the extent required to equalize the payments made by Sellers and Buyer with respect to the fees and costs of the Independent Accountants.

EXHIBIT A

DEFINITIONS

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, deficiencies, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, diminution in value, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (including, as to Buyer, such consequences to the extent suffered or realized by Target as acquired by Buyer). For purposes of indemnification under this Agreement, the term Adverse Consequences shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification.

“Affiliate” means: (i) in the case of an individual, the members of the immediate family (including the individual’s spouse and the parents, siblings and children of the individual and/or the individual’s spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals; or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Wells Fargo Bank, N.A.

“Business” means the targeted marketing and advertising of products and services business, and all other businesses, as or similar to that engaged in by Target, including but not limited to the following: IT consulting services.

“Business Day” means any day, excluding Saturday, Sunday and any national or Florida state holiday.

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“Buyer” has the meaning set forth in the preface.

“Buyer’s Disclosure Schedule/Schedules” has the meaning set forth in §3(b).

“CERCLA” has the meaning set forth in §4(z)(iv).

“Closing” has the meaning set forth in §1(c).

“Closing Date” has the meaning set forth in §1(c).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Confidential Information” means any information concerning the Business and affairs of Target that is not already generally available to the public.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to Target.

“Disclosure Schedule” or “Disclosure Schedules” has the meaning set forth in §4.

“Earnout” has the meaning set forth in §2(a)(v).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind, including without limitation, each pension, benefit, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life insurance, accidental death and dismemberment insurance, welfare, fringe benefit and other similar agreement, plan, contract, policy, program, practice or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by the Target for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

“ERISA Affiliate” means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with Target, would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with Target, is treated as a “single employer” for purposes of Section 414 of the Code.

“Estoppel Certificates” has the meaning set forth in §7(a)(iii).

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in §4(g).

“Fundamental Representations and Warranties” has the meaning set forth in §8(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Grove Shares” has the meaning set forth in §(2)(a)(i).

“Improvements” has the meaning set forth in §4(l)(iv).

“Income Tax” means any federal, state, local, or non-U.S. Income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor’s balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Indemnification Ceiling” has the meaning set forth in §8(b)(ii).

“Indemnification Basket” has the meaning set forth in §8(b)(i).

“Indemnified Party” has the meaning set forth in §8(f)(i).

“Indemnifying Party” has the meaning set forth in §8(f)(i).

“Independent Accountants” means BF Borgers CPA PC, or such other independent public accountants as the parties shall agree to in writing.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers and social media assets, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all rights of publicity, privacy, and endorsement (including rights to the use of names, voices, likenesses, images, appearances, signatures, and biographical information of real persons), (d) rights in databases and collections of data, and all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including source code, object code, and related documentation), (h) all advertising and promotional materials, (i) all other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

“IT Systems” has the meaning set forth in §4(gg).

“Key Employee” has the meaning set forth in §4(v)(i).

“Knowledge,” “Know,” “Known” or words of similar meaning shall mean, (i) with respect to Sellers, (1) the actual awareness or knowledge of any Seller, or (2) the knowledge of facts or other matters a prudent individual would be reasonably expected to discover or otherwise become aware of after reasonable investigation; (ii) with respect to Grove, Andrew Norstrud, Chief Financial Officer.

“Labor Laws” has the meaning set forth in §4(w)(iii).

“Law” means any federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, as applicable to the Business or Target. The term “Law” includes, without limitation, the following statutes, as amended, and in effect from time to time up to the Closing Date, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; and any similar state and local laws, and all amendments thereto, or the by-laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

“Lease Consents” has the meaning set forth in §7(a)(ii).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of Target thereunder.

“Lien” or “Liens” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third-party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to, or would likely have a material adverse impact or effect on: (a) the business, operations, assets, liabilities, condition or prospects (financial or otherwise) of Target; (b) the ability of the Sellers to perform its obligations under any of the Purchase Documents; (c) the validity or enforceability of any of the Purchase Documents; or (d) the rights and remedies of the Buyer under any of the Purchase Documents.

“Material Leased Real Property” means any Leased Property that is leased by Target at an annual rent in excess of twelve thousand ($12,000).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g)(ii).

“Most Recent Fiscal Month End” has the meaning set forth in §4(g)(ii).

“Most Recent Fiscal Quarter End” has the meaning set forth in §4A(b)(iii).

“Most Recent Fiscal Year End” has the meaning set forth in §4(g)(i).

“Mr. Pereira’s Agreement” has the meaning set forth in §7(a)(vi).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Necessary Permits” or “Permits” mean all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other governmental and other authorizations as are necessary in order to enable Target (prior to Closing) and Buyer (after Closing) to continue to own, operate and conduct the Business as currently conducted and proposed to be conducted and to occupy and use Target’s real and personal properties without incurring any material liability.

“Nonqualified Plan” has the meaning set forth in §4(x)(vi).

“Non-Fundamental Representations and Warranties” has the meaning set forth in §8(a).

“NWC Reduction Amount” has the meaning set forth in §2(a)(iv).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Target and its Subsidiaries.

“Party” or “Parties” has the meaning set forth in the preface.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in §9(a).

“Predecessor” means any Person, if any, whose status and activities could give rise to a claim against Buyer or Target as successor in interest to such Person.

“Prohibited Transactions” has the meaning set forth in ERISA §406 and Code §4975.

“Public Reports” has the meaning set forth in §4A(b)(ii).

“Purchase Documents” means this Agreement and any other certificate, document, instrument, stock power, or agreement executed in connection therewith, and any assignment or other agreement related to the Target Equity Interests or any purchased assets.

“Purchase Price” has the meaning set forth in §2.

“Real Property” means real property and real estate.

“Rule 144” has the meaning set forth in §4A(a)(ii).

“Rule 144 Sales” has the meaning set forth in §6(f).

“EDGAR System” means the Electronic Data Gathering, Analysis, and Retrieval system, which performs automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers,” “individually, a Seller” or “each Seller” has the meaning set forth in the preface.

“Sellers’ Disclosure Schedule/Schedules” has the meaning set forth in §3(a).

“Sellers’ Non-Competition Agreement” has the meaning set forth in §6(e).

“Sellers’ Release” has the meaning set forth in §7(a)(iv).

“Sellers’ Representative” has the meaning set forth in §11(p).

“Straddle Period” has the meaning set forth in §9(b).

“Subsidiary(ies)” means, with respect to any Person: (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other Equity Securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person; or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of Target shall include the direct and indirect Subsidiaries of Target.

“SWDA” has the meaning set forth in §4(z)(iv).

“Systems” has the meaning set forth in §4(aa).

“Target” has the meaning set forth in the preface.

“Target’s Assets” has the meaning set forth in §4(h)(iv).

“Target’s and Sellers’ Counsel Opinion Letter” has the meaning set forth in §7(a)(ix).

“Target Equity Interests” means any membership or other equity interest of Target.

“Target’s Net Working Capital” has the meaning set forth in Appendix I.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment (including taxes under the Affordable Care Act), excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §8(f)(i).

“Third Party Debt” means the aggregate amount of any debts owed by Target to any other Persons, including without limitation Ragingbull.com, LLC.

“WARN Act” has the meaning set forth in §4(h)(xviii).

“Written,” “in writing” or words of similar meaning shall include any written materials, emails or any other forms of written documentation or communication (including any electronic form).